                                                                   EXHIBIT 10.41

To Eurocetus BV                                               my ref.:87/1011/17
Paasheuvelweg 30                                                file no.:Z4905/1
1105 BJ AMSTERDAM                                                plan no.:503.01

Attention: Mr. G. Hersbach
                                                                     enclosures:
                                                            rent bill no.:210086
                                                               drawing no.:12/90
- ---------------------------------------------
responsible for follow-up: H. de Boer phone: 396-2203
subject: start of ground rent lease on Paasheuvelweg property.
- ---------------------------------------------
                                                    Amsterdam, February 13, 1991

Dear Mr. Hersbach:

    On the parcel of land located on the Paasheuvelweg, offered in my letter, ref. no. 87/1011/8, dated March 31, 1988, indicated with crosshatching on drawing 12/90, the ground rental agreement took effect on January 1, 1991. This implies that from this effective date of the ground rent lease, all owner and user obligations associated with the lease, as well as all other relevant obligations, are your responsibility.

    Considering that you began making use of the land with my consent but in anticipation of formal authorization by the City Council, I will pay the administrative settlement fee and propose that the municipal authorities grant you the lease on the parcel indicated by crosshatching on the accompanying drawing no. 12/90 at an initial rental rate of 118,268.-- guilders, as an extension of the parcel on which you have already been granted a lease under City Council authorization no. 1288, dated October 5, 1988, which took effect on March 1, 1987, indicated on the above-mentioned drawing by simple shading.

    The lease on the parcel indicated by simple shading, with an area of 5650 square meters, on which the rent amounts to 226,000.-- guilders, will be combined with the lease to be granted on the parcel indicated by crosshatching. The total land area will amount to 8098 square meters, for which the rent will be set at 344,268.-- guilders.

    The effective date for the lease on the parcel indicated by crosshatching will be set as January 1, 1991, and the installment due dates are March 1 and September 1. The first five-year indexation will be set for March 1, 1992, and the expiration of the first fifty-year long-lease period is March 1, 2037.

    The parcel must be accepted under the same general and specific terms and conditions as the parcel indicated by simple shading was granted to you, which are set forth in the municipal authorization cited above, with the exception of article 1 of the specific terms and conditions, in which it is stated that the maximum gross floor area to be built is set at 11,300 square meters; this figure must be changed to 13,748 square meters.

RELATED OBLIGATIONS

    Pursuant to article 31 of the General Conditions, you will assume all expenses related to the granting of the long lease (e.g., legal fees, land registration duties, taxes).

FINANCIAL INFORMATION

    The above-mentioned initial rent for the parcel indicated by crosshatching is 118,268.-- guilders. This is based on a land valuation of 1,343,952.--guilders, a rental percentage of 8.8%, and a maximum gross floor area to be constructed of 2448 square meters, of which no more than 70% may be office space. For determination of the gross floor area to be constructed, the NEN 2630 norm will apply. The amount of the valuation of the land to be leased is subject to value-added tax at the rate in effect on the date when the lease contract is signed.

REDEMPTION

    If you wish to pay off in advance the entire combined lease for the ground rent period remaining until March 1, 2037, the redemption value amounts to 4,338,587.-- guilders. This redemption amount must be in our possession by March 1, 1991, the so-called due date. If the redemption funds have not appeared in my account by the due date, the redemption amount will be subject to interest calculated at the prevailing legal rate for each day beyond the due date until it is paid; the redemption value is specifically based on an interest calculation to an exact date, the due date. Any increase in the redemption amount for missing the so-called due date will be billed to you separately. I should point out to you that the debit of funds from your account and their crediting to ours ordinarily takes from two to four days.

    I request that you pay the enclosed invoice no. 210086 for rent for the period from January 1, 1991, to September 1, 1991, into Postal Bank Account no. 450006Z, to the attention of the Gemeentelijk Grondbedrijf Development Corporation], indicating invoice no. 210086. As of September 1, 1991, the semiannual rent on the entire parcel can be paid using a preprinted transfer payment slip.

    Since the ground rent has already gone into effect, upon payment of this invoice, you will be sent a rental invoice for the period from the effective date to the date of receipt of the amount due.

    For further information, you may contact the employee identified in the letterhead.

Sincerely,
/signature/
J.M. Gerson,
managing director

*********************************************************
Affidavit
State of California      )
City and County of San Francisco) SS:                              March 6, 1995

    This is to certify that the foregoing translation is a true and correct rendition into English of the Dutch-language letter regarding ground rent on property on Paasheuvelweg in Amsterdam, to the best of my knowledge and belief.

                                       /s/ ISA GUCCIARDI
BENEMANN TRANSLATION CENTER - Isa Gucciardi

*********************************************************